Exhibit 10.3

August 23rd, 2016

Mr. G. William Beale

President and Chief Executive Officer

Union Bankshares Corporation

1051 East Cary Street, Suite 1200

Richmond, Virginia 23219

Dear Billy:

We appreciate your participation and guidance as a member of the search committee in our successful search for your successor. Now that we have identified your successor, this letter will set forth our binding agreement (herein the “Transition Agreement”) regarding the terms of your continuing role with the Company, including facilitating the leadership transition, and the terms of your service as a senior advisor to the Company following such transition.

1.          Employment. You will continue to serve as President and Chief Executive Officer of the Company until the effective date of John Asbury’s employment as your successor (the “Transition Date”), which we anticipate will occur on or about October 1, 2016. Your employment with the Company will remain subject to the terms and conditions of your Amended and Restated Employment Agreement, dated as of May 1, 2006 and amended as of February 1, 2010 (the “Employment Agreement”), for the period commencing on the date hereof and continuing through the completion of the Transition Period (as described below).

2.          Transition Period.

          (a)          When Mr. Asbury assumes the office of President of the Company and President and Chief Executive Officer of Union Bank & Trust (the “Bank”) on the Transition Date, you will remain as Chief Executive Officer of the Company under the terms of this Transition Agreement and will continue as a member of the respective Boards of Directors of the Company and the Bank but will resign from all other officer and director positions you then hold with the Company and its affiliates effective as of such date. You will continue to serve as Chief Executive Officer of the Company through January 2, 2017, when you will resign as Chief Executive Officer of the Company in order for Mr. Asbury to assume the position of Chief Executive Officer of the Company as of such date (the “Initial Transition Period”). During the Initial Transition Period, in addition to your duties and responsibilities as Chief Executive Officer of the Company reporting to the Board of Directors, you will perform the duties and responsibilities set forth in a written transition plan (the “Transition Plan”) developed jointly by Mr. Asbury and you and approved by the Executive Committee of the Board.

Mr. G. William Beale

August 23rd, 2016

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          (b)          Following the Initial Transition Period, you will serve as Executive Vice Chair of the Board of Directors of the Company and the Bank until March 31, 2017 when you have agreed to retire from your employment with the Company and to resign as an officer and employee of the Company and the Bank (the “Retirement Date”). As Executive Vice Chair, you will focus on the successful completion of the leadership transition process by, among other things, continuing to perform the duties and responsibilities set forth in the Transition Plan.

          (c)          The period from the Transition Date to the Retirement Date, including the Initial Transition Period, shall be referred to as the “Transition Period”. During the Transition Period, you will continue to receive your base salary in effect as of the Transition Date and will, as provided in Section 5(c) below, continue to be eligible for incentive cash and equity compensation in accordance with the 2016 Management Incentive Plan and any other incentive plans in which you are eligible to participate. Your Employment Agreement and your Amended and Restated Management Continuity Agreement, dated as of November 21, 2000 and amended as of December 31, 2008, between the Company and you (the “Management Continuity Agreement”) will remain in effect during the Transition Period, except that your position with the Company and the Bank during the Transition Period shall be modified by mutual agreement as herein provided.

3.          Retirement. Upon the completion of the Transition Period and effective as of the Retirement Date, you have agreed to retire and resign as an officer and employee of the Company and the Bank but shall continue as a member of the Board of Directors of the Company and the Bank until your term as a Director expires (subject to Section 4 below) or you resign or are removed in accordance with the applicable governing documents. Following the Retirement Date, you will thereafter provide consulting and advisory services as a Senior Advisor to the Company in accordance with the terms and conditions of this Transition Agreement (the “Senior Advisory Services”). The Senior Advisory Services shall be rendered on a part-time, as needed basis and may be rendered telephonically. After the Retirement Date, you will no longer be considered an employee of the Company, and your Employment Agreement and Management Continuity Agreement will terminate, except as provided in Section 11 hereof with respect to certain provisions of the Employment Agreement to which you will remain subject.

4.          Board Service. The Board has agreed to re-nominate you for election to the Board of Directors of the Company for a three-year term when your current term expires at the 2017 annual meeting of shareholders. Effective upon your election to the Board of Directors at the 2017 annual meeting of shareholders, you will be entitled to receive director compensation on the same basis as all non-employee members of the Board of Directors, prorated as appropriate for 2017.

Mr. G. William Beale

August 23rd, 2016

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5.          Benefits. The Company will provide the following benefits to you in connection with your retirement as contemplated by this Transition Agreement, notwithstanding your death or any termination of this Transition Agreement or the Senior Advisory Services:

          (a)          Stock Options. All stock options granted to you under both the Company’s 2003 and 2011 Stock Incentive Plans that remain unvested will accelerate and vest in full on the earlier of your death, disability or the Retirement Date. Pursuant to the terms of each stock option agreement, you may exercise each option in full or in part at any time within twelve months after the Retirement Date, after which period the stock option will terminate and no longer be exercisable.

          (b)          Long-term Incentive Awards. The restricted shares granted to you as a component part of the 2014, 2015 and 2016 Long-term Incentive Awards that are unvested will accelerate and vest in full on the earlier of your death, disability or the Retirement Date. The performance shares forming the other component part of the Long-term Incentive Awards will vest as follows:

(i)	2014 Long-term Incentive Award. You will be entitled to receive, without any pro-rata adjustment, shares of Company common stock covering the three-year performance period from January 1, 2014 through December 31, 2016 as determined by the formula set forth in the award agreement measuring the Company’s performance over such three-year period, subject to the terms and conditions of the award agreement, dated as of February 27, 2014.

(ii)	2015 Long-term Incentive Award. You will be entitled to receive a pro-rata award of shares of Company common stock covering the three-year performance period from January 1, 2015 through December 31, 2017 as determined by the formula set forth in the Performance Share Unit Agreement, dated as of April 24, 2015, measuring the Company’s performance over such three-year period, subject to the terms and conditions of the Performance Share Unit Agreement.

(iii)	2016 Long-term Incentive Award. You will be entitled to receive a pro-rata award of shares of Company common stock covering the three-year performance period from January 1, 2016 through December 31, 2018 as determined by the formula set forth in the Performance Share Unit Agreement, dated as of February 25, 2016, measuring the Company’s performance over such three-year period, subject to the terms and conditions of the Performance Share Unit Agreement.

Mr. G. William Beale

August 23rd, 2016

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          (c)          Management Incentive Plan. You will be entitled to receive any cash payments due under the terms of the 2016 MIP that are payable on or before March 15, 2017 based on the achievement of the corporate goals and other goals tailored for you in connection with the transition process set forth in the 2016 MIP, subject to any claw-back and other provisions of the 2016 MIP that apply to such incentive payments thereunder. You will not be entitled to any incentive compensation for services rendered as an employee under the Company’s management incentive plan for the period from and after January 1, 2017.

          (d)          Life Insurance Benefits. The Split Dollar Life Insurance Agreements referenced below (individually, a “Split Dollar Agreement,” and collectively, the “Split Dollar Agreements”) that were entered into with you pursuant to the Company’s Split Dollar Life Insurance Plan will remain in full force and effect until the death benefit is paid to your beneficiary designated in accordance with each Split Dollar Agreement. In accordance with the terms of each Split Dollar Agreement, the Company will continue to be the owner, and maintain possession, of the insurance policy covered by each Split Dollar Agreement and shall perform each of the Company’s obligations thereunder. The following are the Split Dollar Agreements:

(i)	the Amended and Restated Split Dollar Life Insurance Agreement, dated as of May 1, 2006, between the Company and you that amends and restates the Split Dollar Life Insurance Agreement, dated as of November 27, 2000;

(ii)	the Split Dollar Life Insurance Agreement, dated as of February 21, 2014, between Union Bank & Trust (formerly, Union First Market Bank) and you;

(iii)	the Amended and Restated Split Dollar Life Insurance Agreement, dated as of May 1, 2006, between the Company and you that amends and restates certain prior agreements to correct certain inadvertent errors contained in such agreements; and

(iv)	the Split Dollar Life Insurance Agreement, dated as of April 20, 2015, between the Bank and you.

          (e)          Automobile. The Company will transfer to you (or your estate, as applicable) the title to your Company vehicle on or promptly after the earlier of your death, disability or the Retirement Date, at which time as owner of the vehicle you will become responsible for all insurance, maintenance, repairs and fuel.

          (f)          Deferred Compensation Plan. Following the Retirement Date, you will be entitled to receive payments of your deferred compensation pursuant to the terms of the Company’s nonqualified deferred compensation plan administered by the Virginia Bankers Association Benefits Corporation, subject to the six month deferral of the initial payment as may be required in your case by Section 409A of the Internal Revenue Code of 1986, as amended. In addition, the Company will provide you all benefits payable to you under the 1995 Supplemental Compensation Agreement as amended, which agreement shall remain in full force and effect.

Mr. G. William Beale

August 23rd, 2016

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6.          Consulting Services. Subject to your signing the release and waiver of claims in favor of the Company and its affiliates and their respective officers and directors in a customary form provided by the Company and it becomes effective (the “Release”), beginning immediately after the Retirement Date you will serve as a Senior Advisor to the Company to provide the Senior Advisory Services. Such Senior Advisory Services shall include such consulting and advisory services as are reasonably requested by the Board or the Company’s Chief Executive Officer, including, but not limited to, consulting and advisory services in the nature of business development and advice and assistance relating to the Company’s existing and potential customers and to the overall growth and development of the business of the Company, employee relations and retention, merger and acquisition advisory services, and community relations and engagement. Such services shall be rendered on a part-time basis at such times and on such schedule as shall be reasonably agreed to between us. You will not be required to maintain records of hours worked or to work in accordance with any fixed schedule during the period that you render consulting services and may render such services telephonically. The Release shall be mutual, shall exclude the enforcement of any party’s rights under this Transition Agreement and any documents referenced herein, shall exclude the release of your rights under the terms of all Company benefit plans of which you are a participant or beneficiary and shall exclude your right to be indemnified by the Company and the Bank with respect to your service as an officer and director of the Company and its affiliates under applicable governing documents and the Virginia Stock Corporation Act and other applicable law.

7.          Consulting Term. The term for the provision by you of Senior Advisory Services will begin on the day immediately following the Retirement Date and will end on March 31, 2019, subject to early termination of such Senior Advisory Services as provided in Section 10 below (the “Consulting Term”).

8.          Compensation and Business Expenses During the Consulting Term and Post-Retirement Benefit Term.

          (a)          Compensation. In consideration of all Senior Advisory Services rendered by you to the Company during the Consulting Term and in exchange for your promises and agreements contained in this Transition Agreement, including in particular the agreements set forth in Section 11 with respect to noncompetition and nonsolicitation, we will pay you a monthly fee equal to one-twelfth of your annual base salary in effect immediately preceding your Retirement Date (the “Transition Fee”), payable on the first payroll date of the Company for each month for the period beginning with the Retirement Date and ending on March 31, 2019 (the “Post-Retirement Benefit Term”).

Mr. G. William Beale

August 23rd, 2016

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          (b)          Health and Life Insurance Benefits. During the Post-Retirement Benefit Term and thereafter, you will be eligible to participate in the medical, dental and vision insurance plans that are made available from time to time by the Company through the Virginia Bankers Association to its eligible retired employees. The Company will pay you an annual stipend in April of 2017 for the first nine months, January of 2018 for the next twelve months, and January of 2019 for the final three months of the Post-Retirement Benefit Term towards the cost of these benefits. The cost will be based on the flex credit amount you would have received if you had remained an active executive employee of the Company and were enrolled in similar benefits offered to eligible active executive employees. Any incremental cost of the plans will be assumed by you. After the Post-Retirement Benefit Term, the Company will reimburse you for the cost of the Medigap coverage with coverage limits currently offered through the Virginia Bankers Association and the Hartford Group (currently costing $262.82 per month for the 2016 Plan Year) for you and your spouse (when she reaches age 65 and becomes eligible for Medicare) for a period of ten years beginning immediately after the end of the Post-Retirement Benefit Term. If the Virginia Bankers Association no longer offers Medigap coverage, the Company will reimburse you for the cost of such coverage that you obtain, subject to customary coverage benefits and limits, for the balance of the ten year coverage period.

          (c)          Business Expenses. The Company will reimburse you or otherwise provide for or pay for all reasonable expenses incurred by you in furtherance of, or in connection with, the business of the Company, subject to such reasonable documentation and other limitations as may be established by the Company. The Company will also cover the cost of approved club and professional organization dues including without limitation each of the clubs and professional organizations in which you currently maintain membership and which are paid for or reimbursed by the Company or the Bank.

          (d)          Office Access. The Company will provide you with appropriate office space, phone and internet service and administrative support (but not dedicated administrative support) at the Bowling Green office of the Bank or another mutually agreed location reasonably proximate the Bowling Green Office.

9.          Independent Contractor. Both the Company and you agree that you will act as an independent contractor in the performance of your duties during the Consulting Term. You shall be responsible for the payment of all taxes arising out of your Senior Advisory Services or the Transition Fee in accordance with this Transition Agreement, including, by way of illustration, but not limited to, federal and state income taxes, social security taxes, unemployment insurance taxes and any other taxes or business license fees as required. During the Consulting Term, you shall not represent, directly or indirectly, that you are an agent or legal representative of the Company, nor shall you incur any liabilities or obligations of any kind in the name of or on behalf of the Company other than those made or approved as part of this Transition Agreement.

Mr. G. William Beale

August 23rd, 2016

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10.          Termination.

          (a)          For Cause. We may terminate this Transition Agreement for Cause at any time during the Post-Retirement Benefit Term without further liability on the part of the Company, and you will have no right to receive the Transition Fee or other benefits set forth in Section 8 of this Transition Agreement for any period after such termination. Such termination shall not adversely affect any other benefits afforded to you under this Transition Agreement. Only the following shall constitute “Cause” for such termination:

(i)	a material breach by you of Section 11 of this Transition Agreement which continues for thirty (30) days after the Company has advised you in writing and with specificity of such breach.

          (b)          Without Cause. The Company or you may terminate your role as a Senior Advisor and your duty to render Senior Advisory Services under this Transition Agreement at any time during the Consulting Period, with or without cause, upon written notice to the other party.

(i)	If you terminate your role as a Senior Advisor pursuant to this Section 10(b), you shall have the right to receive only such compensation accrued but unpaid to the date of such notice and shall have no right to receive any other amounts or benefits provided under Section 8 of this Transition Agreement. All other benefits and rights under this Transition Agreement shall continue in full force and effect.

(ii)	If we terminate your role as a Senior Advisor without cause pursuant to this Section 10(b) prior to or during the Post-Retirement Benefit Term, the Company shall continue to pay you the Transition Fee and to provide you all other benefits required hereunder for the balance of the Post-Retirement Benefit Term.

(iii)	The Company shall not terminate you without cause prior to the Retirement Date.

          (c)          Death. In the event of your death prior to the end of the Transition Period, you shall be entitled to the benefits set forth in your Employment Agreement. In addition, in the event of your death prior to the Retirement Date or during the Post-Retirement Benefit Term, the Company will continue to pay the Transition Fee to your beneficiary designated in writing to the Company before your death (or to your estate if you fail to make such a designation) for the period equal to the lesser of six months or the number of months left in the Post-Retirement Benefit Term as of the date of your death.

Mr. G. William Beale

August 23rd, 2016

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11.          Loyalty Covenants. In consideration of the compensation and benefits provided for in this Transition Agreement, the adequacy of which you acknowledge, you will continue to be bound by the Employment Agreement following your Retirement Date in the following respects:

          (a)          You will continue to be bound by the noncompetition and nonsolicitation covenants set forth in Section 5(a) and 5(b), respectively, of the Employment Agreement for the full length of the Post-Retirement Benefit Term, notwithstanding the fact that the language in Section 5(a) of the Employment Agreement provides the noncompetition covenant will remain in effect for one year following the termination of your employment. For avoidance of doubt, we acknowledge that during the Post-Retirement Benefit Term you may be afforded the opportunity to serve on the board of directors of one or more financial institutions that do not conduct business in any of the market areas in which the Company or the Bank, and their respective affiliates, conduct business or to provide consulting services to such institutions. The Company is agreeable to your doing so, provided your board service or consulting activities are consistent with the terms of Section 5(a) of the Employment Agreement. You agree to promptly notify the Company orally or in writing if and when you plan to engage in either of these activities.

          (b)          You will continue to be bound by the confidentiality covenant set forth in Section 5(f) of the Employment Agreement.

12.          Controlling Law. This Transition Agreement shall be interpreted under the laws of the Commonwealth of Virginia and shall be binding upon the parties and their successors and assigns.

13.          Attorneys’ Fees. The Company shall reimburse you for up to $15,000 of attorneys’ fees incurred by you in negotiation of this Transition Agreement, with such reimbursement paid within 10 business days following the date that you provide the Company documentation of payment of such attorneys’ fees. The amount of reimbursement shall be grossed up for any and all federal or state income or payroll taxes payable by you in connection with such reimbursements so that the net amount paid to you after tax is sufficient to reimburse you for such fees.

14.          Interpretation of the Release. This Transition Agreement will not be interpreted or construed to limit the Release in any manner except as expressly set forth herein. The existence of any dispute respecting the interpretation of this Transition Agreement or the alleged breach of this Transition Agreement will not nullify or otherwise affect the validity or enforceability of the Release.

15.          Entire Transition Agreement. This Transition Agreement and the documents referenced herein or incorporated herein by reference constitute the entire Transition Agreement of the parties, the terms of which may be changed only with the written consent of the parties. The parties agree that neither party has relied on any statement nor other communication made by the other party in regards to this Transition Agreement other than what is contained in the Transition Agreement.

Mr. G. William Beale

August 23rd, 2016

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16.          Non-disparagement. The parties agree they will make no statements, whether written, oral or otherwise, disparaging the other party or any individual or entity affiliated with or related to the other party in any way to any member of the press or the public at large.

17.          Severability. The provisions of this Transition Agreement are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Transition Agreement shall survive the termination of any arrangements contained herein.

18.          Interpretation. This Transition Agreement shall not be construed more strictly against one party than another by virtue of the fact that it may have been drafted or prepared by counsel for one of the parties.

19.          Waiver. The rights and remedies of the parties to this Transition Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising, in whole or in part, any right, power, or privilege under this Transition Agreement will operate as a waiver of such right, power, or privilege.

20.          Successors. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Transition Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(Signatures appear on the next page)

Mr. G. William Beale

August 23rd, 2016

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IN WITNESS WHEREOF, this Transition Agreement has been executed as of the date first above written.

UNION BANKSHARES CORPORATION

/s/ Raymond D. Smoot, Jr.
Raymond D. Smoot, Jr.
Chairman of the Board

/s/ G. William Beale
G. William Beale